June 27, 1996


North American Resorts, Inc.
315 East Robinson Street
Orlando, Florida 32801

Gentlemen:

         I have acted as counsel for the company in connection with the preparation of the Registration Statement, and based on this, I am of the opinion that:

         1. The company is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Colorado, with corporate authority to conduct the business in which it is now engaged, and as described in the Registration Statement.

         2. There is not pending, or to the knowledge of counsel, threatened, any action, suit, or proceeding before or by any court or governmental agency or body to which the company is a party, or to which any property of the company is subject, and which, in the opinion of counsel, could result in a material adverse change in the business, business prospects, financial position or results or operations, present or prospective, of the company or of its properties or assets.

         3. There is no liquidation preference for any shareholder, common or preferred, all have the same standing in regard to liquidation.



                                                     Cordially,

                                                     /S/ Charles Clayton
                                                         Charles Clayton